Exhibit 1

JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of Olink Holding AB. Each of them is responsible for the timely filing of such Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate. In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the equity securities of Olink Holding AB beneficially owned by each of them and further agree that this Joint Filing Agreement be included as an exhibit to such Schedule 13G and any amendments thereto.

In evidence thereof, the undersigned, being duly authorized, have executed this Joint Filing Agreement this 14th day of February, 2022. This agreement may be executed in any number of counterparts, each of which shall be deemed an original.

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Dated: February 14, 2022	Summa Equity AB

	By:	/s/ Karin Cakste
	Name:	Karin Cakste
	Title:	Chief Executive Officer

Knilo InvestCo AB

	By:	/s/ Tommi Unkuri
	Name:	Tommi Unkuri
	Title:	Board Member

Knilo InvestCo II AB

	By:	/s/ Tommi Unkuri
	Name:	Tommi Unkuri
	Title:	Deputy Board Member

[Signature page to Schedule 13G 2022 – Joint Filing Agreement]